EXHIBIT 12




Boeing Capital Corporation and Subsidiaries
Computation of Ratio of Income to Fixed Charges



                                                                                    Nine months ended
                                                                                      September 30,
(Dollars in millions)                                                            1998              1997
---------------------------------------------------------------------------------------------------------------
Income:
    Income before provision for income taxes                               $          78.4   $         65.7
    Fixed charges                                                                     98.6             97.6
                                                                           ------------------------------------
    Income before provision for income taxes and fixed charges             $         177.0   $        163.3
                                                                           ====================================

Fixed charges:
    Interest expense                                                       $          95.6   $         95.0
    Preferred stock dividends                                                          3.0              2.6
                                                                           ------------------------------------
                                                                           $          98.6   $         97.6
                                                                           ====================================

Ratio of income before provision for income taxes and fixed
    charges to fixed charges                                                           1.80             1.67
                                                                           ====================================


